Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret M. Boyce
(312) 255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REPORTS SECOND QUARTER RESULTS
Raises Net Revenue Growth Guidance to 16% to 20% for Fiscal Year 2007
Reports $23 Million Net Gain on Sale of Certain Portions of International Operations
CHICAGO, October 26, 2006—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today announced results for its second quarter of fiscal year 2007 (ended September 30, 2006).
Financial Results
In the second quarter of fiscal year 2007, net revenue from continuing operations was $41.2 million up 13% compared to $36.6 million reported in the second quarter of fiscal year 2006. Net income was $24.6 million, or $0.73 per diluted share, primarily due to the $23.0 million net gain related to the sale of certain portions of its international operations during the second quarter.
“The market for our services is strong,” said Adam Gutstein, President and CEO of Diamond. “We are initiating and converting more opportunities, which resulted in 23 new clients in the second quarter.
“We are confident in the business and believe this is the right time to make investments for the future, to grow our business and to recognize people for their contributions to the Company’s performance,” Gutstein continued. “We are making important investments in people-related programs in the second, third and fourth quarters of the fiscal year that we expect will grow our revenue, improve profitability over the long term, and return superior results to shareholders.”
In the second quarter, net income from continuing operations was $18,000, or $0.00 per diluted share, reflecting a special bonus accrual of $4.6 million, payable in April 2007. The special bonus accrual expense, adjusted for income taxes, reduced second quarter earnings per diluted
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Diamond Management & Technology Consultants, Inc. Second Quarter FY2007 Results/page 2 share for continuing operations by $0.08. This compares with $1.5 million, or $0.04 per diluted share, in the year-ago period. The investments the Company will make in the second half of fiscal year 2007 may have an impact on EPS in the third quarter, and are included in the Company’s updated guidance.
Free cash flow from continuing operations (cash flow from operating activities less capital expenditures and less free cash flow from discontinued operations) in the second quarter was $7.1 million. During the second quarter, the Company repurchased 1.0 million shares of its common stock, for $9.4 million. The Company ended the quarter with cash and cash equivalents of $105.9 million.
Diamond served 63 clients in continuing operations during the second quarter of fiscal year 2007, compared with 51 clients in the first quarter and 43 in the year-ago period. The Company added 23 new clients in the second quarter compared with 12 in the first quarter and 17 in the year-ago period. The top five clients represented 41% of revenue during the second quarter compared to 40% in the first quarter and 40% in the year-ago period. The Company ended the second quarter with 502 client-serving professionals, up from 449 in the first quarter and 454 in the year-ago period.
Shareholder Rights Plan Terminated
As part of its ongoing review of policies, procedures and corporate governance, on September 11, 2006, the Company executed an amendment to terminate its shareholder rights plan (commonly referred to as a “poison pill”). The amendment accelerated the expiration date of the rights under the plan. As a result, the plan expired on October 1, 2006.
Business Outlook
“Our improving trends and the continued strong market make us more positive on our outlook,” said Gutstein. “As a result, we are raising net revenue guidance for the third quarter and full fiscal year 2007.”
Third Quarter FY07
In the third quarter, the Company anticipates its continuing operations to generate net revenue of $42 to $45 million, pretax income of $2.5 to $5.5 million, earnings per diluted share of $0.03 to $0.08, and free cash flow of $6 to $8 million. The Company expects its income tax rate to be between 50% and 65%.
Fourth Quarter FY07
In the fourth quarter, the Company anticipates its continuing operations to generate net revenue of $44 to $47 million, pretax income of $5 to $6 million, earnings per diluted share of $0.08 to $0.10, and free cash flow of $6 to $8 million. The Company expects its income tax rate to be between 45% and 50%.

Diamond Management & Technology Consultants, Inc. Second Quarter FY2007 Results/page 3
Fiscal Year 2007
For fiscal year 2007, the Company is raising net revenue growth guidance to 16% to 20%. It anticipates its continuing operations to generate net revenue in the range of $168 to $174 million, pretax income of $12 to $16 million, earnings per diluted share of $0.17 to $0.24 and free cash flow of $18 to $23 million. The Company expects its income tax rate to be between 46% and 50%. Reported earnings per diluted share will include an additional $0.70 from discontinued operations from the first half of the fiscal year.
Conference Call
Diamond management will host a conference call today, October 26, 2006, at 8:00 am CT to discuss the results of the quarter. The dial-in number for the conference call is 888-391-0075 for North American callers and 212-676-4900 for international callers. The replay will be available until November 2, 2006 and can be accessed by calling 402-977-9140, then entering passcode number 21306664. The call will be broadcast live and archived on Diamond’s web site at www.diamondconsultants.com.
About Diamond
Diamond (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, Diamond works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. To learn more visit www.diamondconsultants.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-Q for the first quarter of fiscal year 2007, ended June 30, 2006.

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$41,163	$36,554	$82,059	$72,151
Reimbursable expenses	5,447	4,900	10,781	9,103

Total revenue	46,610	41,454	92,840	81,254

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	32,510	22,997	60,483	47,268
Reimbursable expenses	5,447	4,900	10,781	9,103

Total project personnel expenses	37,957	27,897	71,264	56,371

GROSS MARGIN	8,653	13,557	21,576	24,883

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,009	1,572	4,252	2,982
Marketing and sales	650	961	1,359	1,589
Management and administrative support	7,341	6,230	13,948	12,171
Restructuring charges (recovery)	—	2,350	(24)	2,350

Total other operating expenses	10,000	11,113	19,535	19,092

INCOME (LOSS) FROM OPERATIONS	(1,347)	2,444	2,041	5,791

OTHER INCOME, NET	1,118	868	1,980	1,554

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(229)	3,312	4,021	7,345

INCOME TAX EXPENSE (BENEFIT)	(247)	1,861	1,915	4,715

INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES	18	1,451	2,106	2,630

DISCONTINUED OPERATIONS:
Gain on disposal of discontinued operations including income tax benefit of $574	23,036	—	23,036	—
Income (loss) from discontinued operations, net of income taxes	1,549	(11,672)	872	(14,373)

DISCONTINUED OPERATIONS, NET OF INCOME TAXES	24,585	(11,672)	23,908	(14,373)

NET INCOME (LOSS)	$24,603	$(10,221)	$26,014	$(11,743)

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.00	$0.04	$0.06	$0.08
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0.75	(0.35)	0.73	(0.43)

NET INCOME (LOSS)	$0.75	$(0.31)	$0.80	$(0.35)

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.00	$0.04	$0.06	$0.07
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0.73	(0.34)	0.70	(0.40)

NET INCOME (LOSS)	$0.73	$(0.29)	$0.77	$(0.33)

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	32,681	33,270	32,625	33,622

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	33,514	34,657	33,921	36,110
The following amounts of stock-based compensation expense (“SBC”) are included in each of the respective expense categories reported above:

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Project personnel costs before reimbursable expenses	$2,913	$2,027	$5,743	$4,234
Professional development and recruiting	22	16	56	28
Marketing and sales	115	96	167	202
Management and administrative support	719	618	1,563	1,039

SBC from continuing operations	$3,769	$2,757	$7,529	$5,503
SBC included in income (loss) from discontinued operations	109	616	527	1,918

	$3,878	$3,373	$8,056	$7,421
SBC recorded against the gain on disposal of discontinued operations	1,379	—	1,379	—

Total SBC	$5,257	$3,373	$9,435	$7,421

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
ASSETS	2006	2006
	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$105,877	$75,392
Accounts receivable, net of allowance of $616 and $629 as of September 30, 2006 and March 31, 2006, respectively	15,688	11,908
Deferred tax asset — current portion	1,861	1,457
Prepaid expenses and other current assets	5,522	3,105
Current assets from discontinued operations	—	21,097

Total current assets	128,948	112,959

Computers, equipment, leasehold improvements and software, net	2,314	1,431
Deferred tax asset — long-term portion	8,620	8,008
Other assets	1,882	3,322
Non-current assets from discontinued operations	—	2,767

Total assets	$141,764	$128,487

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,179	$2,260
Income taxes payable	1,190	899
Share repurchase payable	854	—
Tender offer purchase payable	1,805	—
Accrued compensation	6,691	4,966
Other accrued liabilities	14,083	9,385
Current liabilities of discontinued operations	—	14,746

Total current liabilities	26,802	32,256

Restructuring accrual, less current portion	456	527
Net tax indemnification obligation	3,434	—
Non-current liabilities from discontinued operations	—	3,816

Total liabilities	30,692	36,599

Stockholders’ equity:
Common stock, 32,223 shares outstanding as of September 30, 2006 and 32,499 shares outstanding as of March 31, 2006	544,825	546,293
Accumulated other comprehensive income (loss)	(2,889)	2,473
Accumulated deficit	(430,864)	(456,878)

Total stockholders’ equity	111,072	91,888

Total liabilities and stockholders’ equity	$141,764	$128,487

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$24,603	$(10,221)	$26,014	$(11,743)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring charges (recovery)	2	11,157	(478)	11,157
Depreciation and amortization	527	704	929	1,418
Stock-based compensation	3,878	3,373	8,056	7,421
Gain on sale of discontinued operations	(22,462)	—	(22,462)	—
Deferred income taxes	(1,593)	1,519	(1,034)	4,104
Changes in assets and liabilities:
Accounts receivable	(6,417)	(2,421)	(9,471)	(649)
Prepaid expenses and other	(264)	131	(513)	(411)
Accounts payable	(15)	(78)	(554)	(705)
Restructuring accrual	(260)	(55)	(1,191)	(904)
Other assets and liabilities	9,725	2,406	8,122	(5,354)

Net cash provided by operating activities	7,724	6,515	7,418	4,334

Cash flows from investing activities:
Net proceeds from sale of discontinued operations	28,049	—	28,049	—
Net redemptions of short-term investments	—	—	—	55,975
Capital expenditures, net	(830)	(386)	(1,655)	(765)
Other assets	47	—	47	60

Net cash provided by (used in) investing activities	27,266	(386)	26,441	55,270

Cash flows from financing activities:
Stock option and employee stock purchase plan proceeds	868	2,314	1,542	5,715
Shares withheld for minimum withholding taxes	(292)	(683)	(2,500)	(2,382)
Proceeds due to employees from employee sales of common stock	2,431	—	2,431	—
Tax benefits from employee stock plans, net of adjustments	(2)	8	1,265	49
Purchase of treasury stock	(8,553)	(16,791)	(8,553)	(25,474)

Net cash used in financing activities	(5,548)	(15,152)	(5,815)	(22,092)

Effect of exchange rate changes on cash	(145)	(242)	117	(822)

Net increase (decrease) in cash and cash equivalents	29,297	(9,265)	28,161	36,690
Cash and cash equivalents at beginning of period (1)	76,580	88,225	77,716	42,270

Cash and cash equivalents at end of period (1)	$105,877	$78,960	$105,877	$78,960

Non-cash financing activities:
Treasury stock repurchase obligation	$854	$1,111	$854	$1,111
Tender offer purchase obligation	1,805	—	1,805	—
Reclassification of stock-based compensation balance to additional paid-in capital	—	2,174	—	2,174

(1)	Cash and cash equivalents includes $2,324 of cash and cash equivalents classified as discontinued operations as of March 31, 2006.